Exhibit 99


CYANCO COMPANY
Financial Statements
December 31, 2001 and 2000
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                                                    INDEPENDENT AUDITORS' REPORT





To the Joint Venture Participants
of Cyanco Company


We have audited the accompanying balance sheet of Cyanco Company as of December 31, 2001 and 2000, and the related statements of income, joint venture capital, and cash flows for the years ended December 31, 2001, 2000 and 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cyanco Company as of December 31, 2001 and 2000, and the results of its operations and its cash flows for the years ended December 31, 2001, 2000 and 1999, in conformity with generally accepted accounting principles.



                                              TANNER + CO.







Salt Lake City, Utah
January 22, 2002, except Note 11 dated March 29, 2002
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                                                                                            CYANCO COMPANY
                                                                                             Balance Sheet
                                                                                            (In Thousands)

                                                                                              December 31,
----------------------------------------------------------------------------------------------------------


                                                                              2001             2000
                                                                        ----------------------------------

              Assets
              ------
Current assets:
     Cash                                                               $          2,024    $        1,605
     Accounts receivable                                                           4,822             2,822
     Inventories                                                                     913               664
     Prepaid expenses                                                                 72                70
                                                                        ----------------------------------

                  Total current assets                                             7,831             5,161

Property, plant and equipment, net                                                16,442            17,359
Other assets, net                                                                    504               533
                                                                        ----------------------------------

                                                                        $         24,777    $       23,053
                                                                        ----------------------------------

----------------------------------------------------------------------------------------------------------

              Liabilities and Joint Venture Capital
              -------------------------------------

Current liabilities - accounts payable and accrued expenses             $          1,746    $        2,148
                                                                        ----------------------------------

Commitments and contingencies                                                          -                 -

Joint venture capital                                                             23,031            20,905
                                                                        ----------------------------------

                                                                        $         24,777    $       23,053
                                                                        ----------------------------------

----------------------------------------------------------------------------------------------------------
See accompanying notes to financial statements.                                                          1
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                                                                                               CYANCO COMPANY
                                                                                          Statement of Income
                                                                                               (In Thousands)

                                                                                     Years Ended December 31,
-------------------------------------------------------------------------------------------------------------


                                                            2001                2000                1999
                                                    ---------------------------------------------------------

   Revenues:
        Related party sales, net                    $           29,507    $         22,837    $        19,209
        Other                                                      260                 124                137
                                                    ---------------------------------------------------------

                                                                29,767              22,961             19,346
                                                    ---------------------------------------------------------


   Costs and expenses:
        Cost of sales                                           23,862              18,214             12,737
        General and administrative                               1,655               1,332              1,243
        Research and development                                   124                   -                  -
                                                    ---------------------------------------------------------

                                                                25,641              19,546             13,980
                                                    ---------------------------------------------------------

                     Income before
                     extraordinary income                        4,126               3,415              5,366

   Extraordinary income - gain on
     forgiveness of debt                                             -                   -              2,422
                                                    ---------------------------------------------------------

                     Net income                     $            4,126    $          3,415    $         7,788
                                                    ---------------------------------------------------------

-------------------------------------------------------------------------------------------------------------
See accompanying notes to financial statements.                                                             2
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                                                                                                  CYANCO COMPANY
                                                                              Statement of Joint Venture Capital
                                                                                                  (In Thousands)

                                                                    Years Ended December 31, 2001, 2000 and 1999
----------------------------------------------------------------------------------------------------------------


                                                                Winnemucca
                                                              Chemicals, Inc.    Degussa Corp.          Total
                                                             ---------------------------------------------------

       Balance at January 1, 1999                            $         10,792   $        10,910   $        21,702

       Distributions                                                   (4,000)           (4,000)          (8,000)

       Extraordinary income                                             2,422                 -            2,422

       Income before extraordinary item                                 2,683             2,683            5,366
                                                             ---------------------------------------------------

       Balance at December 31, 1999                                    11,897             9,593           21,490

       Distributions                                                   (2,000)           (2,000)          (4,000)

       Net Income                                                       1,707             1,708            3,415
                                                             ---------------------------------------------------

       Balance at December 31, 2000                                    11,604             9,301           20,905

       Distributions                                                   (1,000)           (1,000)          (2,000)

       Net income                                                       2,063             2,063            4,126
                                                             ---------------------------------------------------

       Balance at December 31, 2001                          $         12,667   $        10,364   $       23,031
                                                             ---------------------------------------------------

----------------------------------------------------------------------------------------------------------------
See accompanying notes to financial statements.                                                                3
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                                                                                            CYANCO COMPANY
                                                                                   Statement of Cash Flows
                                                                                            (In Thousands)

                                                                                  Years Ended December 31,
----------------------------------------------------------------------------------------------------------


                                                                   2001           2000           1999
                                                              --------------------------------------------
Cash flows from operating activities:
     Net income                                               $        4,126    $     3,415   $      7,788
     Adjustments to reconcile net income to net cash
     provided by operating activities:
         Depreciation and amortization                                 1,066          1,068            941
         Gain on disposal of equipment                                   (43)            (4)            (5)
         Gain on forgiveness of debt                                       -              -         (2,422)
         (Increase) decrease in:
              Accounts receivable                                     (2,000)        (1,505)         1,119
              Inventories                                               (249)           271             79
              Prepaid expenses                                            (2)            33             71
         (Decrease) increase in accounts payable
           and accrued expenses                                         (402)         1,046           (296)
                                                              --------------------------------------------

                  Net cash provided by
                  operating activities                                 2,496          4,324          7,275
                                                              --------------------------------------------

Cash flows from investing activities:
     Purchase of property, plant and equipment                          (122)          (112)           (88)
     Decrease in other assets                                              -              -             19
     Proceeds from sale of property and equipment                         45              4              -
                                                              --------------------------------------------

                  Net cash used in
                  investing activities                                   (77)          (108)           (69)
                                                              --------------------------------------------

Cash flows from financing activities-
     distributions to joint venture participants                      (2,000)        (4,000)        (8,000)
                                                              --------------------------------------------

                  Net increase (decrease) in cash                        419            216           (794)

Cash, beginning of year                                                1,605          1,389          2,183
                                                              --------------------------------------------

Cash, end of year                                             $        2,024    $     1,605   $      1,389
                                                              --------------------------------------------



----------------------------------------------------------------------------------------------------------
See accompanying notes to financial statements.                                                          4
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                                                                  CYANCO COMPANY
                                                   Notes to Financial Statements
                                                                  (In Thousands)

                                                      December 31, 2001 and 2000
--------------------------------------------------------------------------------

1.   Organization       Organization
     and                Cyanco  Company (the  Company) is the owner and operator
     Significant        of  a  liquid  sodium  cyanide  manufacturing   facility
     Accounting         located in Humboldt County, Nevada. The Company operates
     Policies           within the mining industry.

                        The Company is a non-corporate joint venture. Winnemucca Chemicals, Inc. (Winnemucca Chemicals), owns a 50 percent interest in the joint venture, and Degussa Corporation (Degussa) owns a 50 percent interest in the joint venture.

                        The joint venture agreement also provides that each party has a first right of refusal to purchase the other party's interest in the event of withdrawal of one of the parties.

                        Cash Equivalents
                        For  purposes  of the  statement  of  cash  flows,  cash
                        includes  all  cash  and   investments   with   original
                        maturities to the Company of three months or less.

                        Inventories
                        Inventories are recorded at the lower of cost or market, cost being determined on a first-in, first-out (FIFO) method.

                        Property, Plant and Equipment
                        Property, plant and equipment are recorded at cost, less accumulated depreciation. Depreciation on property, plant and equipment, other than the sodium cyanide plant, is determined using the straight-line method over the estimated useful lives of the assets. Depreciation on the sodium cyanide plant is determined using the units-of-production method. Expenditures for maintenance and repairs are expensed when incurred and betterments are capitalized. Gains and losses on sale of property, plant and equipment are reflected in current operations.

--------------------------------------------------------------------------------
                                                                               5
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                                                                  CYANCO COMPANY
                                                   Notes to Financial Statements
                                                                  (In Thousands)
                                                                       Continued

--------------------------------------------------------------------------------

1.   Organization       Other Assets
     and                Included  in other  assets  are  amounts  relating  to a
     Significant        payment  for  the  license  of  certain  technology  and
     Accounting         deferred  costs   associated  with  the  sodium  cyanide
     Policies           manufacturing  facility.  Amortization of these costs is
     Continued          determined   using   the   units-of-production   method.
                        Amortization expense of other assets totaled $29, $28, and $21, in 2001, 2000 and 1999, respectively.

                        Revenue Recognition
                        Revenue for sales of product is recognized when a valid purchase order has been received, product has been shipped, the selling price is fixed or determinable, and collectibility is reasonably assured.

                        Income Taxes
                        The joint venture is not subject to federal income taxes since all income tax effects accrue directly to the joint venture participants.

                        Concentration of Credit Risk
                        Financial instruments, which potentially subject the Company to concentration of credit risk, consist primarily of trade receivables. In the normal course of business, the Company provides credit terms to its customers. The Company has a distribution agreement with Degussa, which requires Degussa to indemnify the Company against any credit risk from receivables.

                        The Company maintains its cash in bank deposit accounts, which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash and cash equivalents.

                        The Company's customer base consists primarily of mining companies in the Western United States. Although the Company is directly affected by the well being of the mining industry, management does not believe significant credit risk exists at December 31, 2001.

--------------------------------------------------------------------------------
                                                                               6
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                                                                  CYANCO COMPANY
                                                   Notes to Financial Statements
                                                                  (In Thousands)
                                                                       Continued

--------------------------------------------------------------------------------

1.   Organization       Use  of  Estimates  in  the   Preparation  of  Financial
     and                Statements
     Significant        The  preparation  of financial  statements in conformity
     Accounting         with generally accepted  accounting  principles requires
     Policies           management to make estimates and assumptions that affect
     Continued          the  reported  amounts  of assets  and  liabilities  and
                        disclosure of contingent  assets and  liabilities at the
                        date  of  the  financial  statements  and  the  reported
                        amounts of revenues  and expenses  during the  reporting
                        period.   Actual   results   could   differ  from  those
                        estimates.

                        Reclassification
                        Certain amounts in the prior years financial statements have been reclassified to conform with the current year presentation.


2.   Detail of
     Certain                                       December 31,
     Balance                            -----------------------------------
     Sheet                                    2001              2000
     Accounts                           -----------------------------------

            Inventories:
               Raw materials             $             643    $         488
               Finished goods                          270              176
                                         -----------------------------------

                                         $             913    $         664
                                         -----------------------------------

           Accounts payable and accrued
              Expenses:
                Trade payables           $           1,138    $       1,872
                Accrued expenses                       525              196
                Due to joint venture
                   participants                         83               80
                                        -----------------------------------

                                         $           1,746    $       2,148
                                         -----------------------------------

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                                                                               7
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                                                                  CYANCO COMPANY
                                                   Notes to Financial Statements
                                                                  (In Thousands)
                                                                       Continued

--------------------------------------------------------------------------------

3.   Property,          Property,  plant  and  equipment  is comprised  of   the
     Plant and          following:
     Equipment
                                                        December 31,
                                            ------------------------------------
                                                  2001               2000
                                            ------------------------------------

          Plant                             $          25,542    $      25,511
          Machinery and equipment                       1,626            1,680
          Land                                            516              463
          Vehicles                                        314              314
          Office equipment and fixtures                   193              202
          Construction in progress                         17               17
                                            ------------------------------------

                                                       28,208           28,187

          Less accumulated depreciation
            and amortization                          (11,766)         (10,828)
                                            ------------------------------------

                                            $          16,442    $      17,359
                                            ------------------------------------


4.   Extraordinary      The Company had a royalty  agreement,  which  called for
     Gain on            the Company to pay royalties at specific  rates based on
     Forgiveness        annual  gross  sales  over  certain  amounts.  Effective
     of Deferred        December  31,  1999,  the Company  settled the  deferred
     Royalty            royalty and  recognized a gain from  forgiveness of debt
                        of  approximately  $2,422.  Because the Company's  joint
                        venture  agreement  provided for payments made under the
                        royalty  agreement  to  be  specifically   allocated  to
                        Winnemucca Chemicals as a reduction of their allocable income or distribution of assets upon dissolution or sale of the Company, the full amount recognized from this forgiveness of debt was allocated to Winnemucca
                        Chemicals.

--------------------------------------------------------------------------------
                                                                               8
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                                                                  CYANCO COMPANY
                                                   Notes to Financial Statements
                                                                  (In Thousands)
                                                                       Continued

--------------------------------------------------------------------------------


5.   Related            Related party transactions consist of the following:
     Party
     Transactions                         Years Ended December 31,
                                  ------------------------------------------
                                       2001          2000          1999
                                  ------------------------------------------

Sales to a joint venture partner
(see note 6)                      $      29,507 $      22,837 $      19,209

Management fees, cost
reimbursements and other fees
paid to the joint venture
partners included in selling,
general and administrative
expenses                          $         886 $         685 $         574

Amounts payable to a joint
venture partner included in
payables                          $          83 $          80 $           -

Lease payment to a joint venture
partner                           $           - $          84 $          37



6.   Distribution       The Company has entered into an agreement  with Degussa,
     Agreement          which provides for Degussa to act as the exclusive (with
                        certain   exceptions)   distributor   of  the  Company's
                        products.

                        Consequently, substantially all of the Company's revenues and trade receivables are from Degussa. The agreement expires on August 21, 2002, but may be renewed for subsequent terms subject to approval of both of the joint venture partners.

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                                                                               9
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                                                                  CYANCO COMPANY
                                                   Notes to Financial Statements
                                                                  (In Thousands)
                                                                       Continued

--------------------------------------------------------------------------------


7.   Profit             The Company has  adopted a defined  contribution  profit
     Sharing            sharing plan,  which  qualifies  under Section 401(K) of
     Plan               the Internal Revenue Code. The plan provides  retirement
                        benefits for employees  meeting  minimum age and service
                        requirements.  Participants  may  contribute  up  to  20
                        percent  of  their  gross  wages,   subject  to  certain
                        limitations. The Company made contributions of $20, $23, and $24, during 2001, 2000 and 1999, respectively.


8.   Supplemental       No amounts were paid for interest during the years ended
     Cash Flow          December 31,  2001, 2000 and 1999.
     Information


9.   Fair Value         The  Company's  financial  instruments  consist of cash,
     of Financial       receivables  and payables.  The carrying amount of cash,
     Instruments        receivables and payables approximates fair value because
                        of the short-term nature of these items.


10.  Long term          The  Company  has a contract  with a supplier  of liquid
     Agreements         caustic soda. The supplier has agreed to provide 100% of
                        the Company's requirements at specified prices. The agreement terminates December 31, 2003.

                        The Company has an agreement with a transportation company to deliver all of the Company's product. The agreement has an agreed upon fee structure and terminates June 14, 2006.


11.  Subsequent         In March 2002 the Company  announced that it had reached
     Events             an agreement with FMC Corporation  (FMC) to purchase the
                        commercial  and certain  distribution  assets related to
                        FMC's sodium cyanide  business.  The Company will assume
                        FMC's  on-going   contractual   obligations   under  its
                        existing  sodium  cyanide  contracts  with  several  key
                        Nevada gold mining operations,  and is expected to begin
                        supplying  these customers on April 1, 2002. In addition
                        to the transferred  contracts,  Cyanco purchased certain
                        equipment  including   distribution  tank  trailers  and
                        storage tanks.



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